                                                                  Exhibit 10.22


[Hewlett Packard Letterhead]

Dear DIGITAL SYSTEMS INTERNATIONAL, INC.:

         Hewlett-Packard is pleased to have the opportunity of doing business with you. Our objective is to provide the highest quality products and support. In order to help us achieve this objective, we encourage your feedback.

         This letter, together with the attached HP Business Terms and all other attached exhibits establishes the entire agreement ("Agreement") under which HP will sell and you will buy products and support. The initial term of this Agreement will be 12 months from the effective date appearing below.

         We look forward to providing you with the best products and support available. If you have any questions or concerns, please contact Pat Thomas at
(800) 386-1117, ext. 7661.



HP AGREEMENT NUMBER AWA99                            EFFECTIVE DATE  March 1, 1995


AGREED TO:                                           AGREED TO:

Customer: DIGITAL SYSTEMS INTERNATIONAL, INC.        Customer:  HEWLETT-PACKARD COMPANY



/s/ DIGITAL SYSTEMS INTERNATIONAL, INC.              /s/ HEWLETT PACKARD COMPANY
- ---------------------------------------              -----------------------------------
Authorized Representative                            Authorized Representative

Name:  Jeff Jarvis                                   Name:  x

Title:  Director of Manufacturing                    Title:  Contracts Administrator

Address:  6464 185th Avenue N.E.                     Address:  8000 Foothills Blvd.
          Redmond, WA  98052                                   Roseville, CA  94747

                       HEWLETT PACKARD PURCHASE AGREEMENT

                           AGREEMENT NUMBER __________


                                HP BUSINESS TERMS

1. DEFINITIONS

         (a) "Anniversary Date" is the date that a renewal term of this Agreement begins.

         (b) "Estimated Volume" is the mutually agreed combined monetary amount of eligible Products and related Support which Customer plans to order from each Exhibit during each Ordering Period.

         (c) "Exhibits" are documents attached to, incorporated by reference in, or added to this Agreement at a later date which describe Products, Support, or other business terms.

         (d) "Ordering Period" is the initial 12 month term or any 12 month renewal term of this Agreement.

         (e) "Price List" is HP's listing of available Products, Support and prices in the locations where Customer places orders and takes delivery.

         (f) "Products" include hardware, Software, options, documentation, accessories, supplies, spare parts and upgrades on HP's Price List on the date HP receives Customer's order. "Special Products" are Products which have been modified by mutual agreement to meet Customer requested changes.

         (g) "Software" is one or more programs, capable of operating on a computer, processor, or controller which is either listed separately as a Software Product on the Price List, included with another Product on the Price List, or fixed in hardware and not removable in normal operation.

         (h) "Support" includes hardware maintenance and repair, Software updates, maintenance and support services, consulting, training, and other support services provided by HP.

2. PRICES

         (a) Quoted prices are valid for the period indicated on the quotation or for the applicable Ordering Period, whichever expires first.

         (b) Prices include standard HP delivery to the receiving area at the "Ship To" address in the country where Customer's order is placed.

         (c) Taxes are not included in prices and will be invoiced, if applicable, as separate items.

         (d) Product prices remain valid for 180 days from the original order date; change orders which extend delivery beyond 180 days become new orders at prices in effect when HP receives the change orders.

         (e) Support prices may be changed by HP upon 60 days written notice.

3. DISCOUNTS

         (a) Discounts are listed on Exhibits and are based on Estimated Volumes. If a Product or Support is eligible on more than one Exhibit, the highest applicable discount will be granted. Each purchase will be credited toward the Estimated Volume of the Exhibit from which the discount is granted. Additional credit may be granted if indicated on Exhibits.

         (b) If Customer's orders exceed the Estimated Volume for an Exhibit during the Ordering Period, Customer will be granted discounts on incremental orders at the total volume level achieved at the time each additional order is received. If incremental orders are cancelled, discounts on later orders will be based on the volume of Products and Support actually delivered.

         (c) If Customer's orders under an Exhibit during the first six months of an Ordering Period are equal to 60% or more of the Estimated Volume required to receive a higher discount level, then Customer's discount for that Exhibit will be adjusted upward to the higher level for the remainder of that Ordering Period.

         (d) If orders used to meet Estimated Volumes are cancelled and not replaced with new orders within 30 days, HP may adjust the Estimated Volumes and related discounts in the next Ordering Period based on the volume of Products and Support actually delivered.

4. ORDERS

         (a) Product orders must reference this Agreement, be issued during the applicable Ordering Period, and specify delivery within 180 days from order date.

         (b) Customer will issue orders from one location within its organization and will specify "Ship To" addresses within the country where the order is placed, unless otherwise mutually agreed.

         (c) Customer will pay transportation and related charges for returning Products to HP's shipping location if Product orders are cancelled after shipment. Customer may incur additional charges for cancelling Special Product orders. Customer may delete Products under Support or cancel Support orders upon 30 days written notice. Upon 60 days written notice, HP may cancel Support orders.

5. DELIVERY

         Delivery is subject to HP's Product availability at the time Customer's order is received. HP will make every reasonable effort to meet delivery dates quoted or acknowledged. If HP fails to deliver Products for 30 days beyond the agreed delivery date, Customer may cancel such orders without charge.

6. SHIPMENT AND RISK OF LOSS

         (a) HP will ship according to HP standard commercial practice. Customer requested special packing or shipping instructions must be mutually agreed, and charges will be billed separately to Customer.

         (b) Title to hardware Products and risk of loss and damage will pass to Customer at destination. If Products are shipped under Customer's shipping instructions, title and risk of loss and damage will pass to Customer at HP's shipping dock.

7. INSTALLATION

         (a) Product installation classification is defined by codes appearing on HP's Price List. HP installation, when included in the purchase price, will be considered complete when the Product passes HP's installation and test procedures.

         (b) Acceptance by Customer will occur upon completion of HP installation for Products with installation in the purchase price and upon delivery for Products without installation in the purchase price. When the purchase price of a Product does not include HP installation, acceptance by Customer will be presumed unless Customer demonstrates within 14 days after delivery that the Product does not pass HP's established test procedures or programs.

         (c) If HP installation is scheduled or delayed by Customer more than 30 days after delivery, Customer acceptance of the Products will occur on the 31st day after the delivery date.

8. PAYMENT

         (a) Payment will be due 30 days from the date of HP's invoice. Charges for contractual Support services will be invoiced in advance. HP may change credit terms without notice.

         (b) If Customer fails to pay any sum when due or fails to perform under this or any other agreement with HP after 10 days written notice, HP may discontinue performance under this Agreement.

9. SUPPORT

         (a) An order for Support will constitute Customer acceptance of the terms of the Exhibit for that Support in effect on the date of order, which terms are incorporated by this reference.

         (b) To be eligible for Support, Products must be in good operating condition and at current specified revision levels. HP will charge HP standard rates in effect on the date of the Support order to bring non-eligible Products up to these requirements.

         (c) HP may, at no additional charge, modify Products to improve operation and reliability or to meet legal requirements.

         (d) Relocation of Products is Customer's responsibility and may result in additional Support charges and modified service response times. Products moved to another country may continue to be serviced subject to availability of an HP authorized Support provider.

         (e) HP does not provide Support for nonqualified products. "Nonqualified products" are hardware and software not supplied or approved by HP, and Products for which Customer does not allow HP to incorporate modifications. Customer is responsible for removing nonqualified products to allow HP to perform Support services. If Support services are made more difficult because of a nonqualified product, HP will charge Customer for the extra work at HP's standard rates.

         (f) Support does not cover any damage or failure caused by:

                  (1) use of non-HP media and supplies or use of items not designated for use with Products; or

                  (2) site conditions that do not conform to HP's site specifications; or

                  (3) neglect, improper use, fire or water damage, electrical disturbances, transportation by Customer, work or modification by people other than HP employees or subcontractors, or other causes beyond HP's control.

         (g) Customer is responsible for the security of its proprietary and confidential information and for maintaining a procedure external to the Products to reconstruct lost or altered Customer files, data or programs. Customer must have a representative present when HP provides Support services. Customer must notify HP if Products are being used in an environment which poses a potential health hazard to HP employees or subcontractors; HP may require Customer to maintain such Products under HP supervision.

10. WARRANTY

         (a) HP warrants hardware Products against defects in materials and workmanship. If HP receives notice of such defects during the warranty period, HP will, at its option, either repair or replace hardware Products which prove to be defective.

         (b) HP warrants that Software will not fail to execute its programming instructions due to defects in material and workmanship when properly installed and used on the hardware product designated by HP. If HP receives notice of such defects during the warranty period, HP will repair or replace Software media which does not execute its programming instructions due to such defects.

         (c) HP does not warrant that the operation of Products will be uninterrupted or error free. If HP is unable, within a reasonable time, to repair or replace any Product to a condition as warranted, Customer will be entitled to a refund of the purchase price upon prompt return of the Product to HP.

         (d) Products carry a standard warranty as defined by a code appearing on HP's Price List in effect on the date HP receives the Customer's order, unless the Customer has purchased an option or a system which supersedes the Product's standard warranty. Additional information on warranty is available on request. HP reserves the right to change the warranty code; such changes will affect only new orders. The warranty period begins on the date of delivery or on the date of installation if installed by HP. If Customer schedules or delays HP installation more than 30 days after delivery, warranty begins on the 31st day from delivery.

         (e) Products with on site warranty will receive warranty services outside the country of initial purchase if Customer pays HP's international prices for the Products. Products with return to HP warranty purchased at HP's international prices and battery-powered Products may be returned to the closest HP authorized repair center worldwide. All other Products with return to HP warranty must be returned to an HP authorized repair center within the country of original purchase.

         (f) Warranty does not apply to defects resulting from improper or inadequate maintenance or calibration by Customer, Customer-supplied software, interfacing or supplies, unauthorized modification or improper use, operation outside of the published environmental specifications for the Product, or improper site preparation or maintenance by Customer.

         (g) THE ABOVE WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. HP SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11. LICENSES

         (a) In this Section on Licenses, the term "Use" means storing, loading, installing, executing or displaying Software on a computer, processor or controller, or making a copy of Software for archival or backup purposes only.

         (b) In return for the associated fee, HP grants Customer a non-exclusive license to Use one copy of the Software listed in Customer's order in conformance with the applicable Software License specified in the Price List. HP's Standard Software Licenses are described below. Other types of Software Licenses may be made available for some Software. If no license is specified for Software, then, in return for the applicable fee, HP grants Customer a license to Use one copy of the Software on one computer, processor or controller at any one time.

         SYSTEM:  Customer may use the Software at any one time:

                  (1) on any one computer or processor (Basic System License);

                  (2) on any one of a class of computers or processors (Class License); or

                  (3) on a single, registered computer or processor (Nodelocked License).

         Some System licenses may be limited to a maximum number of users as described in the Price List.

         CONCURRENT: An identified number of users may Use the Software concurrently at any time.

         TEMPORARY: Customer may Use the Software only for an identified period of time.

         RUNTIME: Customer may Use only the execution features of the Software and none of its program development features.

         (c) HP grants to Customer a license to Use Software fixed in hardware and not removable in normal operation only when operating the associated Product in the configuration in which that Product is sold by HP or subsequently upgraded by HP. Customer may transfer Software fixed in hardware and not removable in normal operation only upon transfer of the associated hardware Product.

         (d) The following licenses are available for selected Software if so indicated on the Price List and upon payment of the applicable fee:

         (1) Customer may make and Use one copy of that Software licensed directly from HP;

         (2) Customer may sublicense one copy of the Software to an end-user for its Use or sublicense one copy of the Software to an HP authorized reseller for subsequent distribution to an end-user for its Use. These sublicenses must incorporate the terms of this Section 11 in a written and binding sublicensing agreement, which will be made available to HP upon request.

         Use authorization(s) for Software will apply to copies of that Software made under those licenses.

         (e) Customer's license does not include the right to updates, upgrades or other enhancements. HP reserves the right to require an additional license and fee for Use of the Software on upgraded computers, processors, or controllers.

         (f) Software bundled with a hardware Product may be used only with that hardware Product in the configuration in which that Product is sold by HP or subsequently upgraded by HP.

         (g) Customer's license confers no title or ownership in the Software and no rights in any associated source code, and will not be construed as a sale of any rights in Software.

         (h) Customer may not disassemble or decompile the Software unless HP's prior written consent is either obtained or not required by law. Upon request, Customer will provide HP with reasonably detailed information regarding any disassembly or decompilation.

         (i) Customer's entire license in Software is transferable subject to HP's prior written authorization and payment to HP of any applicable transfer fees. Customer will immediately upon transfer deliver all copies of the Software to the party to whom HP has authorized transfer of Customer's license. The transferee must agree in writing to the terms of Customer's license. All license terms will be binding on involuntary transferees. Customer's license will automatically terminate upon any transfer.

         (j) Any third party supplier of Software may protect its rights against infringement of its copyright and violations of Customer's license.

         (k) HP may terminate Customer's or any transferee's or any sublicensee's license in Software upon notice for failure to comply with any applicable license terms. In the event of termination of Customer's license for any other reason, Customer will destroy or return to HP the Software and all copies of the Software immediately upon termination. Customer will remove and destroy all copies of the Software from any adaptation into which they are merged, except for individual pieces of Customer data in a related database. With HP's written consent, Customer may retain one copy of the Software subsequent to termination for archival purposes.

         (l) If Software is licensed for use in the performance of a U.S. government prime contract or subcontract, Customer agrees that Software is delivered as "Commercial Computer Software" as defined in DFARS 252.227-7013 or "restricted computer software" as defined in FAR 52.227-19 if used, respectively, in the performance of a Department of Defense ("DoD") or non-DoD U.S. government contract. Customer agrees that the regulations and obligations in Exhibit U1 apply to all such Software and that the Software is adequately marked when the Restricted Rights Legend in Exhibit U1 is affixed to the Software media. Customer further agrees that the Software has been developed entirely at private expense.

12. INTELLECTUAL PROPERTY RIGHTS

         (a) HP will defend or settle any claim against Customer that a Product or Support delivered under this Agreement infringes a patent, utility model, industrial design, copyright, mask work or trademark in the country where Customer uses the Product or receives Support, provided Customer:

         (1) promptly notifies HP in writing of the claim; and

         (2) cooperates with HP in, and grants HP sole authority to control the defense and any related settlement.

         (b) HP will pay the cost of such defense and settlement and any costs and damages finally awarded by a court against Customer. If such a claim is made or appears likely to be made, HP may procure the right for Customer to continue using the Product, may modify the Product or may replace it. If use of the Product is enjoined by a court and HP determines that none of these alternatives is reasonably available, HP will take back the Product and refund its depreciated value.

         (c) HP has no obligation for any claim of infringement arising from:

                  (1) HP's compliance with any designs, specifications or instructions of Customer;

                  (2) modification of the Product by Customer or a third party;

                  (3) use of the Product in a way not specified by HP; or

                  (4) use of the Product with products not supplied by HP.

         (d) If HP furnished the Product for resale, Customer's rights and obligations extend to the territory in which Customer is authorized to resell the HP Product and to anyone to whom Customer resells the Product.

         (e) These terms state the entire liability of HP for claims for infringement by Products and Support supplied by HP.

13. LIMITATION OF REMEDIES AND LIABILITY

         (a) HP will not be liable for performance delays or for non-performance, due to causes beyond its reasonable control.

         (b) Products are not specifically designed, manufactured or intended for sale as parts, components or assemblies for the planning, construction, maintenance, or direct operation of a nuclear facility. Customer is solely liable if Products or Support purchased by Customer are used for these applications. Customer will indemnify and hold HP harmless from all loss, damage, expense or liability in connection with such use.

         (c) HP will be liable for damage to tangible property per incident up to the greater of $300,000 or the actual charges paid to HP for the Product that is the subject of the claim, and for damages for bodily injury or death, to the extent that all such damages are determined by a court of competent jurisdiction to have been directly caused by a defective Product sold hereunder.

         (d) For any material breach of Support services by HP, Customer's remedy and HP's liability will be limited to a refund of the related Support charges paid during the period of breach, up to a maximum of 12 months.

         (e) THE REMEDIES IN THIS AGREEMENT ARE CUSTOMER'S SOLE AND EXCLUSIVE REMEDIES. EXCEPT AS INDICATED ABOVE, IN NO EVENT WILL HP OR ITS SUBCONTRACTORS BE LIABLE FOR LOSS OF DATA OR FOR DIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFIT), OR OTHER DAMAGE WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE.

14. RENEWAL

         This Agreement will remain in effect until terminated. However, Estimated Volumes and Exhibits will be reviewed and revised, as appropriate, prior to each Anniversary Date. Any other changes for a renewal term must be mutually agreed in writing.

15. TERMINATION

         (a) Upon 30 days written notice, either party may terminate this Agreement either at the end of an Ordering Period, or, if for cause, at any time unless the other party cures the breach within 30 days of written notice of such breach.

         (b) If either party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is the subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other party may terminate this Agreement without notice and may cancel any unfulfilled obligations.

         (c) The provisions of Sections 10 through 13 will survive the termination or expiration of this Agreement, and all provisions of this Agreement will survive for open Support orders.

16. GENERAL

         (a) Some newly manufactured Products may contain remanufactured parts equivalent to new in performance. Service parts are new or equivalent to new.

         (b) Products that are classified by HP as "remarketed" do not qualify as "New" or of "Original Use" for tax purposes.

         (c) Any term of this Agreement which is held to be invalid will be deleted, but the remainder of the Agreement will not be affected.

         (d) Neither party may assign any rights or obligations without prior written consent of the other party.

         (e) Neither party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights.

         (f) No government procurement regulations or contract clauses are binding on either party unless required by law or included in this Agreement.

         (g) Customer who exports Products assumes responsibility for complying with applicable laws and regulations and for obtaining required export and import authorizations. Customer will not export or re-export Products or any technical data in violation of applicable export regulations.

         (h) Any disputes arising in connection with this Agreement will be governed by the laws of California.

         (i) This Agreement supersedes any previous communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder. Customer's additional or different terms and conditions will not apply. Customer's purchase or license of Products and Support will constitute Customer's acceptance of this Agreement, which may not be changed except by an amendment signed by an authorized representative of each party.

                          CUSTOMER'S ESTIMATED VOLUMES

              The Estimated Volume for each Exhibit appears below.

                              EXHIBIT TOTAL VOLUME

                         A3001                 2,500,000

                         A3003                 2,500,000

                                    EXHIBITS

      The Exhibit(s) attached and listed below are part of this Agreement.


A3001        VAR COMPUTER SYSTEM PRODUCTS                      930901/950202

A3003        VAR COMPUTER SYSTEM PRODUCTS                      930601/950202

SS           HP SYSTEM SUPPORT OPTIONS                         941001

01           VAR CERTIFICATION                                 930601

CB           VAR COMPENSATION TERMS                            941201

DA           VAR DUAL AGGREGATION TERMS                        930601

W1           SI/OEM/VAR WARRANTY                               941101

I5           HP CHANNEL PARTNER INSIGNIA                       950202

         The Products listed on this Exhibit and all applicable standard options appearing on the current HP Price List earn discounts based on the total volume purchased in accordance with the following Discount Schedule(s) at the level established under this Agreement. Special options may be subject to the same discount as standard options as mutually agreed upon between Customer and HP prior to each order. The total volume is the sum of the list prices of the total quantity of Products (including all applicable options) purchased from the Products listed on this Exhibit and, if made a part of this Agreement, A3003.

       ALL LANGUAGE VERIONS OF THE PRODUCTS LISTED ON THIS EXHIBIT QUALIFY

DISCOUNT

         Each Product is categorized for discount rate into a "Discount Percentage Schedule" column as shown in the "Products Subject to Discount" table.

                          DISCOUNT PERCENTAGE SCHEDULE

              LOCAL LIST              I           II         III
        250000   -     399999         0           0           0
        400000   -     999999        15.0        22.0        24.0
       1000000   -    1749999        17.0        30.0        27.0
       1750000   -    2499999        20.0        33.0        29.0
       2500000   -    4499999        23.0        35.0        30.0
       4500000   -    5999999        25.0        35.0        32.0
       6000000   -   12499999        25.0        36.0        36.0
      12500000   -   19999999        26.0        36.0        36.0
      20000000   -     +             27.0        37.0        37.0

PRODUCTS

         Product grouping subject to discount under this Exhibit by column of the "Discount Percentage Schedule" are indicated below. Some Products may not be included in the columns designated for their Product grouping. Detailed listing of the specific Products and associated discount columns are available from HP upon request.

                          PRODUCTS SUBJECT TO DISCOUNT

              I                                     II                                    III
- ---------------------------------     ---------------------------------     ---------------------------------
Some Series 800 UNIX Servers          Most Series 800 UNIX Servers          Series 300, 400, 700 Workstations

Some Series 3000                      Most Series 3000                      Workstation related peripherals,
Model 900 Servers                     Model 900 Servers                     networking, and software products

Some Server related peripherals,      Most Server related peripherals,      Most Client related accessories,
networking, and software products     networking, and software products     networking, and software products

                                                                            Series 1000 Control Systems

                                                                            X-Stations

VAR CERTIFICATION

Customer must execute an Exhibit 01 (VAR Certification) to receive a discount on qualifying orders under this Exhibit.

APPROVED VAR PRODUCT FAMILIES

VAR discounts are available for the items directly associated with the Product families approved by HP as indicated below.

HP 3000 Series 9xx Systems
HP 9000 Series 8xx Multi-user Systems
HP 9000 Series 4xx/7xx Workstations

WARRANTY

All Products purchased under this Exhibit carry the standard warranty as defined by the code appearing for each Product number on the HP Price List in effect on the date HP receives the Customer's order, unless the OEM/VAR Warranty Exhibit W1 has been made part of this Agreement and the Customer has exercised its rights under that Exhibit.

[Specific product listing of over 4,000 HP Products subject to the terms of this agreement is omitted from this version of this exhibit]

VAR COMPUTER SYSTEM PRODUCTS

The Products listed on this Exhibit and all applicable standard options appearing on the current HP Price List earn discounts based on the total volume purchased in accordance with the following Discount Schedule(s) at the level established under this Agreement. Special options may be subject to the same discount as standard options as mutually agreed upon between Customer and HP prior to each order. The total volume is the sum of the list prices of the total quantity of Products (including all applicable options) purchased from the Products listed on this Exhibit and, if made a part of this Agreement, A3001.

      ALL LANGUAGE VERSIONS OF THE PRODUCTS LISTED ON THIS EXHIBIT QUALIFY

DISCOUNT

Each Product is categorized for discount rate into a "Discount Percentage Schedule" column as shown in the "Products Subject to Discount" table.

                          DISCOUNT PERCENTAGE SCHEDULE

    LOCAL LIST                                I
        250000   -     399999                 0
        400000   -     999999                 0
       1000000   -    1749999                30.0
       1750000   -    2499999                33.0
       2500000   -    4499999                35.0
       4500000   -    5999999                35.0
       6000000   -   12499999                36.0
      12500000   -   19999999                36.0
      20000000   -          +                37.0

PRODUCTS

Product grouping subject to discount under this Exhibit by column of the "Discount Percentage Schedule" are indicated below. Some Products may not be included in the columns designated for their Product grouping. Detailed listing of the specific Products and associated discount columns are available from HP upon request.

                          PRODUCTS SUBJECT TO DISCOUNT

                                        I

                        ---------------------------------

                        HP3000 Corporate Business Systems

                        HP9000 Corporate Business Servers

                        HP5000 High Speed Printers

                        Series 1200 Fault Tolerant Systems

                        ---------------------------------

VAR CERTIFICATION

Customer must execute an Exhibit 01 (VAR Certification) to receive a discount on qualifying orders under this Exhibit.

APPROVED VAR PRODUCT FAMILIES

VAR discounts are available only for the items directly associated with the Product families approved by HP as indicated below.

HP 3000 Corporate Business System 99x
HP 9000 Corporate Business Server 890

WARRANTY

All Products purchased under this Exhibit carry the standard warranty as defined by the code appearing for each Product number on the HP Price List in effect on the date HP receives the Customer's order, unless the OEM/VAR Warranty Exhibit W1 has been made part of this Agreement and the Customer has exercised its rights under that Exhibit.

[Specific product listing of over 200 HP Products subject to the terms of this agreement is omitted from this version of this exhibit]

                                                                     Exhibit SS


HP SYSTEM SUPPORT OPTIONS

HP System Support Options are governed by this exhibit and the Hewlett-Packard
(HP) TERMS AND CONDITIONS OF SALE AND SERVICE or HP BUSINESS TERMS.

1. SERVICES INCLUDED

         HP System Support Options provide the following features for HP systems. Not all of the features are offered with every option or supported system. Included features for each option will be provided pursuant to the specifications sheet for HP System Support Options. Some service features have prerequisites. Service features include:

         -  On-site hardware support
         -  Flexible call submittal
         -  Phone-in software assistance
         -  License for software updates
         -  Software media and documentation updates
         -  HP SupportLine electronic support
         -  Escalation management
         -  Remote support (for select HP Products)
         -  HP PowerPatch tapes (for select HP Products)
         -  Assigned system support engineer
         -  Assigned HP Response Center account advocate
         -  Patch management assistance
         -  Operational reviews
         -  System release planning seminars
         -  Installation of software updates
         - Installation, configuration, and verification of systems and networks

2. PREREQUISITES

         HP reserves the right to make the final judgment as to whether Customer adequately meets the requirements outlined herein.

         a. MINIMUM SYSTEM CONFIGURATION. Except for systems capable of diagnostic self-test, HP System Support Options require, at a minimum, that a system include a central processing unit (CPU), a peripheral capable of reading standard HP diagnostics and verification tests, and a peripheral that allows HP to interact fully with the covered Products.

         b. UNIFORM COVERAGE. All Products constituting the minimum system configuration must be covered at the same HP System Support Option service level.

         c. CONNECTORS AND CABLES. All Products covered by HP System Support Options must be interconnected by cables or connectors listed in the appropriate HP documentation as compatible with the CPU. For HP Products not meeting this requirement, service is available at HP's standard service rates.

         d. SOFTWARE SUPPORT. All HP systems for which execution of diagnostic tests is software-dependent must, at a minimum, be covered by an HP System Support Option that provides periodic software updates.

         e. COVERAGE REQUIREMENTS. For HP System Support Options orders that include software support, all systems supported by 1 system manager, except PC systems, must be covered by an HP System Support Option or by an existing contractual HP software support service.

         f. RIGHT TO COPY DOCUMENTATION. Customer may copy documentation updates for use with other systems covered by an HP System Support Option that provides software support.

         g. SOFTWARE LICENSES. Customer can purchase HP System Support Options only for HP software for which Customer has rightfully acquired an appropriate HP software license.

         h. DESIGNATED CALLERS AND TRAINING REQUIREMENTS. The following contacts for HP must be designated and trained through completion of the appropriate HP training courses as defined by HP; system manager and alternate; extended hours alternate; if applicable, application software manager and alternate.
Only the designated callers can use the HP Response Center.

         i. REMOTE SUPPORT. For HP to provide remote support, Customer must give authorization and provide access to a qualified modem, as well as access to 1 voice-grade telephone and 1 data-quality telephone line or network with terminations near the system. If HP cannot access a system remotely, HP may charge standard service rates if on-site service is needed.

         j. HP SUPPORTLINE. Customers can access HP SupportLine electronic support using a modem or the Internet. To use HP SupportLine electronic support through modem access, Customer must provide 1 data-quality telephone line, 1 locally compatible modem set for 1200, 2400, or 9600 baud (9600-baud access is available only through CompuServe), and an HP-compatible terminal or terminal emulator, in addition to the equipment required for remote support above. Internet access is available to customers who are authorized by NSFNET to use Internet. Customers submitting HP Response Center calls via HP SupportLine must meet the same training requirements as the system manager.

         k. COUNTRY BOUNDRIES. All systems supported by 1 system manager must be located within the same country.

         l. PRIORITY PLUS SUPPORT. Products may be covered by the Priority Plus hardware service level if HP System Support Option charges for a site exceed a minimum amount. If remote support is available on the Products, customer must allow remote access to receive Priority Plus support.

3. SERVICE LIMITATIONS

         a. HARDWARE AND SOFTWARE SUPPORT. Any services involving hardware, software or network-related problems not covered by the service ordered will be subject to HP's standard service rates.

         b. MAXIMUM USE LIMITATIONS. Products operated in excess of their maximum usage rate (as specified in the data sheet or operating manual) cannot be covered by HP System Support Options, but can be serviced at HP's standard service rates.

         c. INTERFACES AND ACCESSORIES. HP may cover cables, connectors, accessories, and interfaces under the same hardware service level purchased for the Products with which they are used.

         d. SUPPORTED SOFTWARE VERSIONS. HP provides support only for the current and immediately preceding versions of HP software, and only when the software is used with hardware that is included in HP-specified configurations. If support coverage lapses, additional fees may be required to resume support coverage. HP will support specified versions of selected non-HP software, but will not support the software any longer than the vendor supports it.

For personal computer systems, HP provides support only for software versions that are specifically documented as supported on a particular PC model.

         e. NON-HP SOFTWARE. Support for non-HP software covered by HP System Support Options is limited to telephone assistance and, if available to HP from the third-party software vendor, patches, workarounds, and updates. HP is not liable for the performance or non-performance of third-party software vendors, their products, or their support services. HP's decision on how long to offer HP support on selected versions of non-HP software is final.

         f. HP SOFTWARE ON NON-HP SYSTEMS. HP System Support Options for specified HP software Products used with designated non-HP systems provides the following features: phone-in assistance, software problem reporting, HP SupportLine electronic information access and call submittal, license for software updates, and patches.

         g. ESCALATION MANAGEMENT. On-site assistance for critical software problems is limited to systems supported by 1 system manager and situated within a 1/2 mile radius of each other. Systems situated beyond this limit requiring on-site assistance will be subject to additional charges at HP's standard service rates.

         h. ACCESS TO THE HP RESPONSE CENTER. HP Response Center use is limited to the system manager for the operating system and subsystem software; and, if applicable, the application software manager(s) for each HP software application. In the absence of any of these managers, the HP Response Center is available to their designated alternates.

         i. SOURCE CODE SUPPORT. For HP source code software covered under HP System Support Options, assistance is limited to problems that can be duplicated on the current version of the object code of the particular software. HP charges Customer at HP's standard service rates for any other assistance required.

         j. HP REMOTE WATCH AND HP PREDICTIVE SUPPORT (SELECTED SYSTEMS). HP is not responsible if HP Remote Watch software or HP Predictive Support software does not identify or remedy system or peripheral problems prior to actual occurrence.

         k. NETWORK SOFTWARE COVERAGE. Support for HP network software providing multivendor node connectivity is limited to product-usage and problem-solving assistance and, if purchased, software update materials.

         l. TRAVEL ZONES. Customers with sites located beyond 100 miles of a primary HP Support Responsible Office may be subject to travel charges, longer response times, and reduced coverage hours as specified in HP's "Worldwide Customer Support Travel and Office Directory." Availability of some coverage levels is based on distance from a primary HP Support Responsible Office.

         m. EXCLUSIONS. HP System Support Options do not include assistance that involves program development, coding, isolation of coding problems, implementation assistance, performance consulting, data recovery regardless of the cause of data loss, hardware malfunctions, or problems and investigation time relating to the use of privileged code on HP 3000 systems. HP System Support Options do not include consulting. Consulting may be purchased separately. HP System Support Options are not a substitute for any formal training offered by HP.

         n. AVAILABILITY. Some HP System Support Options service features and coverage levels are subject to local availability.

         o. OUT OF COVERAGE HOURS. Customer requests for installation and configuration services scheduled after HP's normal business hours are subject to local availability and additional charges.

4. CUSTOMER RESPONSIBILITIES

         a. ACCESS. Customer must provide HP with the following:

                  1. Access to the Products covered under HP System Support Options.

                  2. Adequate working space and facilities within a reasonable distance of the Products.

                  3. Access to and use of all information, internal resources, and facilities determined necessary by HP to service the Products.

         b. OPERATING PROCEDURES. Customer must follow routine operating procedures as specified in the HP Product operating manual.

         c. USAGE-LEVEL CHARGES. Customer must allow HP to install or remove usage meters on specified electromechanical devices. Usage charges may be invoiced separately.

         d. DIAGNOSTIC/MAINTENANCE SOFTWARE (SELECTED SYSTEMS). Customer must allow HP to keep system and network diagnostic and maintenance programs resident on Customer's system or site for the exclusive purpose of performing diagnostics and maintenance. Prior to submitting a software problem report to HP, Customer may be required to assist HP in running these HP-supplied programs. Customers with HP Predictive Support software must use the electronic data transfer capability it provides to inform HP of events identified by the software. Customer acknowledges that Customer has no ownership interest in diagnostic software provided by HP and that HP may remove these diagnostic programs and any HP-loaned modems upon termination of HP System Support Options.

         e. SERVICE REQUESTS. Prior to placing a service request with HP, Customer may be required to run HP-supplied diagnostic programs.

         f. REVISION LEVELS. Customer must maintain all associated system hardware and firmware, except PC systems, at the latest HP-specified configuration and code revision level. For PC systems, Customer must maintain all associated system hardware and firmware at a revision level specified by HP. Customers must maintain HP-supported non-HP software at a code revision level specified by HP.

         g. TELECOMMUCATIONS CHARGES. Customer is responsible for all telecommunications charges associated with using HP SupportLine electronic support.

         h. TEMPORARY PROCEDURES. Customer is responsible for implementing temporary procedures or workarounds while permanent solutions are being sought.

5. SOFTWARE LICENSE AND COPYRIGHTS

                  a. UPDATES

                  1. HP grants Customer a License to Use the updates for software updates provided by HP under an HP System Support Option.

                  2. HP grants Customer an additional License to Copy and Use 1 copy of the updates for each HP software Product license for which Customer has purchased an HP System Support Option that provides software support.

                  3. Customer agrees that the License to Use and License to Copy the updates is governed by the HP Software License Terms (Exhibit E36) in effect on the date HP ships the update to Customer. Said HP Software License Terms are here by made a part of this exhibit.

         b. HP UPDATE OWNERSHIP. Customer acknowledges that it does not own and has no right to, title to, or interest in the updates except as set forth in the HP Software License terms.

         c. COPYRIGHT AND TRADEMARK NOTICES. Customer agrees to reproduce and conspicuously affix those copyright and trademark notices from the original software or documentation on each copy of an update that Customer makes or obtains from an electronic data source, such as HP SupportLine support.

6. CHARGES

         a. CANCELLATION. If HP System Support Options are canceled, Customer will receive a pro rata refund only for the unused prepaid services beyond the first 3 months. All charges for HP System Support Options cover a 12 month period.

         b. FINANCING. If HP System Support Options are financed as part of an HP Financing Agreement, cancellation of HP System Support Options will not result in a refund.

                                                                     EXHIBIT O1


VAR CERTIFICATION

1. CERTIFICATION

         Customer hereby certifies that as a Value-Added Reseller (VAR):

         a. It is experienced in the use and operation of the products to be purchased hereunder and will be primarily responsible for the marketing and support of the products to end-users. VAR may request marketing assistance from HP. HP will only be obligated to provide such assistance as was specifically and mutually agreed upon by both parties.

         b. It is an independent contractor, not an agent or legal representative of HP, and that any representation made or agreements executed by VAR will be VAR's sole responsibility.

         c. The products purchased hereunder for VAR purposes will be incorporated in a system consisting of a substantial amount of other hardware and/or software which VAR manufactures, develops, or, in the case of software, acquires the right to license or sublicense ("added value") and which VAR sells or leases to end-users (other than VAR's corporate parent, division, or any subsidiary of corporate parent) in the regular course of business. This added value represents a significant functional and value enhancement to the HP products VAR furnishes. If VAR's added value consists of software, the software solves a major application need for the system being purchased.

         d. It is responsible for maintaining support services for the added value portion of the system.

2. CONDITIONS

         a. Whenever products are being purchased for VAR purposes, VAR will so specify in its order.

         b. VAR discounts are only available for the products for which an annual volume estimate has been made under this Agreement.

         c. VAR will have no claim against HP for compensation or commission from any purchase of HP products from HP or a third party by VAR's end-users or prospective end-users.

         d. VAR will qualify for VAR discounts on add-on HP equipment and upgrades to the HP systems previously purchased if: (1) VAR initially resold the HP system being enhanced or upgraded with added value in accordance with the terms of this exhibit, and (2) VAR has provided and continues to provide ongoing support on the initial system to its end-user.

         e. HP will invoice VAR for any applicable taxes based on point of delivery unless the appropriate resale exemption certificates are on file at HP's order entry point or unless HP agrees the sale is otherwise exempt.

         f. HP reserves the right, at its discretion and upon reasonable notice to VAR, to verify VAR's compliance with the terms of this exhibit. At HP's request, VAR will provide HP with information to substantiate that VAR has fulfilled its obligations under this exhibit. Upon discovery of a violation, VAR will be asked to forfeit its rights under this Agreement. HP reserves the right either to terminate this Agreement upon 30 days notice to VAR or to not renew this Agreement based on the discovery of such violation.

         g. HP reserves the right to not renew this Agreement if HP decides to cease distribution of the products through VAR's.

3. PRODUCT MODIFICATIONS

         VAR will submit in writing to HP any proposed product modifications which might affect either the performance, safety or radiated emissions certifications of the product. In the event HP believes such modifications may have an adverse effect, HP reserves the right to further modify this exhibit to clarify the rights and obligations of HP and VAR with respect to support, marketing and technical specifications.

4. VAR MARKETING PROGRAMS

         From time to time, HP may offer VAR marketing programs on terms and conditions applicable to such programs. For eligibility and program details, contact your HP sales representative.

VAR COMPENSATION TERMS


This Exhibit provides the terms and conditions under which HP will provide Value-Added Resellers acting as an Independent Software Vendor (hereinafter referred to as "VAR") compensation for certain sales by HP of computer Products to end-user Customers (those Customers which receive end-user discounts or purchase from HP at list price) of both HP and VAR when VAR sells to an HP end-user Customer software which is instrumental in completing a new HP system sale.

1. ELIGIBILITY

         a. VAR and HP must have executed a current HP Business Terms Agreement including this Exhibit. HP will pay VAR compensation for any qualifying purchase order received by HP during the Ordering Period of the Agreement of which this
Exhibit is a part.

         b. In order to receive any compensation under this Exhibit, VAR agrees to obtain, or have dedicated access to, a computer system enabling VAR to provide post-sale support to end-user Customer.

         c. The country in which end-user accepts delivery of the equipment must also be listed as a release point under this Agreement.

         d. Direct sale of HP Products to the U.S. Federal Government, or any of its affiliated agencies, are not eligible for compensation.

         e. Sales of VAR software to its corporate parent, division, or majority-owned subsidiary are not eligible for compensation.

2. HP SYSTEMS SALES

         Subject to the terms and conditions set forth herein, HP agrees to pay VAR compensation for a qualifying system sale by HP. HP will have sole authority to determine whether a qualifying system sale has occurred. A qualifying system sale meets the following criteria:

         a. VAR makes a direct sale or license of standard software package which may include any standard options to the product or customization of a standard option to a specific end-user Customer for use on a designated HP computer system.

         As used herein, "standard software package" will be used to mean an existing, off-the-shelf, in stock software package which VAR routinely licenses to Customers to meet a general need and is not created specifically for one single Customer based upon that Customer's specifications.

         As used herein, "standard options" will be used to mean, an existing, off-the-shelf, in stock option(s) to the standard software package product which VAR routinely licenses to Customers to meet a general need and is not created specifically for one single Customer based upon that Customer's specifications.

         As used herein, "customization of an option" will be used to mean, the partial modification or personalization of a standard option (as defined above) to meet a specific Customer's desired use of that standard option.

         VAR's standard software package, options to the product, or customization of an option may not be one which HP has any right to sell or distribute; and

         b. HP makes a direct sale or lease of a qualifying HP computer system to that end-user Customer at HP's published end-user discount. A qualifying system is any system containing a Central Processing Unit (CPU) which will run VAR's software and appears on Exhibit A3000 (VEU Computer System Products), which is incorporated by reference into this Exhibit. No incentive compensation will be provided for any products not listed on the then current Exhibit A3000 (VEU Computer System Products); or

         HP makes a direct sale or lease of a qualifying HP computer system upgrade to that end-user Customer at HP's published end-user discount. A qualifying system upgrade in any upgrade listed on the then current Exhibit A3000 (VEU Computer System Products), provided that the original HP computer system that is being upgraded was originally sold by HP or an authorized HP reseller to that end-user Customer; and

         c. Delivery of the computer system or upgrade occurs not more than 12 months following the date of the initial end-user purchase order; and

         d. HP determines that VAR's software product satisfies the end-user Customer's primary application needs; and

         e. HP determines that VAR's software package is a material and essential factor in the end-user Customer's decision to purchase the HP system or upgrade.

3. COMPENSATION

         a. In order to receive any compensation, including any co-op funds, under this Exhibit:

                  1. VAR must provide HP with an executed copy of the purchase order/software license agreement between the VAR and the end-user Customer indicating a total adjusted net price of at least $6,000 (U.S.).

                  2. The total adjusted net price of the purchase order/software license will be determined as the sum of the net price of the standard software package(s) included in the purchase order/software license, including net installation fees; plus any standard options to the product(s) at net price; plus up to 30% of the standard option net price as a customization fee, if applicable; less taxes, maintenance, travel, per diem, telephone charges, training, support or any other miscellaneous charges.

                  3. VAR must execute and submit to HP an Incentive Request Form. This form must be delivered to HP prior to CPU shipment date, or within 60 days of the date that HP receives the end-user Customer's purchase order for the HP system(s), whichever occurs later.

         HP reserves the right to request additional information or documentation from time to time in order to reasonably determine whether compensation is due. Failure of VAR to comply with HP's information requirements will result in loss of any compensation otherwise due.

                  4. VAR must have resold at least one HP computer system listed on Exhibit A3001 or A3003 during the last 2 years.

         b. The compensation for a qualifying system sale will be the lesser of the following two calculations:

                  1. 4% percent of the net selling price of the qualifying system hardware listed on Exhibit A3000 on order with HP on the date that HP makes shipment to the end-user Customer of the Central Processing Unit (CPU) on the order for the qualifying system; or

                  2. 30% percent of the qualified total adjusted net price, as described in Paragraph 3.(a)(2) above, VAR actually charges the end-user Customer for VAR's software package as reflected on the purchase order/software license agreement.

         HP reserves the right to vary the VAR compensation when the end-user purchase is not at HP's published end-user discounts.

         c. Total HP compensation obligation to VAR under this Agreement for claims either submitted or eligible for submission during the 12 month Ordering Period of this Agreement will not exceed the greater of $250,000 or 2 percent of VAR's original or revised estimated volume commitment on Exhibits A3001 or A3003 (VAR Computer System Products).

         d. HP will provide any compensation due VAR for a qualifying sale 60 days following the date HP ships the CPU to the end-user Customer or from the date all documentation required for payment of compensation is received by HP, whichever occurs later. Any compensation paid will be net of any outstanding sums due HP from VAR. VAR will be responsible for payment to HP on a timely basis any sums otherwise due regardless of any expectations of a compensation payment pursuant to this Exhibit. HP reserves the right to make partial payments to VAR if the Incentive Request Form references multiple CPU's on various end-user orders.

         e. If HP determines that the software packages of more than one eligible VAR are involved in the sale, HP reserves the right to divide the compensation in such proportions the involved parties request, or as HP determines to be appropriate and HP's decision will be binding. However, in no event will the total compensation provided by HP exceed 4% percent of HP's net selling price for the qualifying system as described above.

         f. HP reserves the right to apply compensation calculated in Paragraph 3.(b) above as a credit against any sums due HP from VAR; otherwise the compensation will be provided as follows:

                  1. 4% percent of the net selling price of the qualifying systems products (or the entire compensation, if the compensation is less than this amount) will be placed into the VARs co-op account, in accordance with HP's then current documentation for VARs describing the co-op program.

         g. When the VAR makes a sale or license of a software package that, at the time of the original sale or license, provides the end-user with the right to make multiple copies of the qualifying software package, compensation may be paid under the following criteria:

                  1. If the sale or license of the standard software package, standard option(s) and any customization of standard options to the software and the right to copy the software for use on additional computer systems results in the sale by HP of multiple systems (system upgrades are excluded) to the end-user for use with that specific software application, HP will issue compensation for each qualifying hardware system sold by HP to the end-user.

                  2. Compensation payments will be issued for a period of 30 months from the date of the initial hardware system purchase order.

                  The compensation for each qualifying system sale will be calculated as described in Paragraph 3.(b) above. However, in no event will the total compensation exceed 30% of the initial adjusted net price VAR actually charges the end-user for VAR's software package and right to copy that software as reflected by the purchase order/software license agreement. VAR must deliver the Incentive Request Form to HP prior to CPU shipment date, or within 60 days of the date of the initial end-user purchase order for the systems covered by the multiple-system license, whichever occurs later.

                  3. VAR must inform HP that the software being sold or licensed includes the right to make multiple copies which may result in multiple system sales at the time of submitting the initial Incentive Request Form. Failure to so inform HP will result in compensation being paid only on the initial qualifying system sale.

         h. VAR may qualify for compensation on a direct sale of a system upgrade by HP only if VAR sold a new software package to the end-user which HP determines is a material and essential factor in the end-user Customer's decision to purchase the upgrade.

         i. VAR agrees that the compensation as defined herein will be the full and complete compensation for any obligations undertaken pursuant to this Exhibit.

         j. HP reserves the right to withhold payment of any or all compensation otherwise due for a qualifying sale if HP reasonably believes or determines that VAR has not or will not fulfill its contractual obligations to the end-user. HP will have the right to recover any compensation paid in the event VAR fails to perform such contractual obligations.

4. SUPPORT

         VAR will offer its Customers full support on any software packages which form the basis for a qualifying sale. VAR's Customer support must include at least the following:

         a. Installation support to assist end-user Customers in installing the software packages for use with the HP system;

         b. Sufficient documentation to enable end-user Customers to operate the software packages in accordance with VAR specifications;

         c. Training for end-user Customer's staffs to allow satisfactory utilization of software packages with the HP system; and

         d. Timely response to all software package faults or bug reports reported by either end-user Customer or by HP.

5. INTELLECTUAL PROPERTY INDEMNIFICATION

         VAR will indemnify and hold HP harmless from any and all damages, liabilities, costs, and expenses (including reasonable attorneys' fees) incurred by HP as a result of any claim or proceeding alleging that the use of a software package either alone or in connection with an HP system infringes any patent, copyright, trademark, or other proprietary right of any third party.

6. RELATIONSHIP BETWEEN PARTIES

         a. VAR is an independent contractor and will be free to set its own prices for all software packages and to license or sell them to end-user Customers for its own account.

         b. No agency or joint venture relationship is created by this Exhibit. Neither party will have any right or authority to act on behalf of the other or will represent that it has such right or authority.

         c. This Exhibit is not exclusive and either HP or VAR may enter into similar agreements with other parties.

7. TERMINATION

         a. Termination will occur automatically upon termination of the HP Business Terms Agreement.

         b. Either VAR or HP may terminate this Exhibit at any time and without cause. Any such termination will not affect the other portions of this Agreement.

8. MISCELLANEOUS

         The terms of this Exhibit specifically amend paragraph 2.(c) of the VAR Certification, Exhibit O1.

         Effective the ___________ day of ______, 19__.

                                                                     EXHIBIT DA


VAR DUAL AGGREGATION TERMS

The purpose of this Exhibit is to set forth the additional terms which apply to qualifying Customers who elect to participate in the HP VAR Dual Aggregation Program for Computer Products. Multinational VAR should be aware that Dual Aggregation may not be implemented in some of the countries in which they do business, and credit will not be given for sales in countries where the Dual Aggregation program has not been implemented.

1. ELIGIBILITY

         A qualifying Customer is any VAR that has an HP Purchase Agreement that includes Exhibits A1001, A2001, A3001, A2003, or A3003, and Exhibit CB.

2. DUAL AGGREGATION

         VARs who elect to participate in this Program will, in addition to the compensation fees paid under the terms of Exhibit CB, receive purchase agreement credit for the leveraged end-user orders placed with HP subject to the following terms:

         a. The end-user Customer has a current HP Purchase Agreement and purchases qualifying products associated with a request for compensation payment directly from HP under the terms of that Agreement. Orders from the U.S.
Federal Government are not eligible.

         b. Purchase agreement credit will count towards the estimated volume for Exhibits A1001, A2001, A3001, A2003, or A3003 under the terms of this Agreement at the HP List Price of the qualifying products which appear on Exhibits A1000, A2000, and A3000 at the time the order is received by HP. Purchase agreement credit from leveraged end-user orders will cease when either the accumulated leveraged end-user order credit reaches one-third of the original or revised estimated quantity for Exhibits A1001, A2001, A3001, A2003, or A3003; or when the VAR has reached its original or revised commitment. Purchase agreement credit from leveraged end-user orders will not be used to qualify for higher discounts during the term of this Agreement, nor will it be used for determining the estimated volume on a succeeding agreement except as provided above.

         c. For orders leveraged by more than one qualifying HP Value Added Business, VAR will receive half credit when another HP VAR or Software Supplier leveraged the order, or one third credit when two other HP VARs and/or Software Suppliers leveraged the order. HP reserves the right to make the final determination relating to the credit amount in situations where more than three VARs and/or Software Suppliers are involved.

                                                                     EXHIBIT W1


SI/OEM/VAR WARRANTY

This Exhibit provides a warranty for OEM or VAR Customers of qualified HP Products. To qualify, a Product must meet these criteria:

         a. It must be listed on a current version of at least one of the following Exhibits for which an estimate is specified under this Agreement:
A3001, A3002, A3003, or A3004;

         b. It must have a warranty classification code of either "2D", "2F", "2G", "3A", "3B", "5G", "5H", "5J", or "5K" on the currently HP Price List, or be a peripheral included in the system configuration and purchased on a coordinated delivery with a system having a code of "2D", "2F", "2G", "3A", "3B", "5G", "5H", "5J", or "5K"; and

         c. The HP hardware Product has not been modified.

         All HP's Warranty terms in this Agreement remain unchanged except as follows:

         a. In order for a Product to qualify for the warranty under this Exhibit, the OEM or VAR Customer must affix on the Product a warranty label (HP #5953-9164 or #5957-3989) supplied to OEM or VAR Customer by HP. The OEM or VAR Customer must also record the date the Product has been shipped to the end user in the space provided on the warranty label.

         Normal HP accessories and interfaces utilized with Products covered under a warranty label are also included under such warranty.

         b. In the event that the ship date on the warranty label is not entered, or the ship date is entered incorrectly, OEM or VAR Customer guarantees to pay for service rendered to the end user customer. Such services will be invoiced at HP's then current time and material rates.

         c. The warranty period for Products qualifying under this Exhibit will begin on the date the OEM or VAR Customer ships the qualified Product to the end user customer or 90 days from the date the Product is shipped by HP to the OEM or VAR Customer, whichever occurs first. Warranty service will be in accordance with HP's normal warranty repair policy for the Product.

         d. Upon receipt of the Product, and prior to shipment of the Product to the end-user customer or utilization of the Product, OEM or VAR Customer may inspect and test the Product and, if the Product is found defective, such Product shall qualify to receive HP's standard warranty service for such Product.

         e. ALL RIGHTS OFFERED UNDER THIS WARRANTY MUST BE EXERCISED BY THE OEM OR VAR CUSTOMER.

A package of the Warranty Labels may be ordered free of charge. Please forward your request, in writing, to the following address. Your request should include your HP Purchase Agreement Number and the name and address of the individual to whom the package should be sent.

S. Wadiak/Code W1
Hewlett-Packard Company/MS 51U-TG
5301 Stevens Creek Blvd.
P.O. Box 58059
Santa Clara, Calif  95052-8059


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                                                                     EXHIBIT I5


HP CHANNEL PARTNER INSIGNIA

The purpose of this Exhibit is to provide eligible participants in the HP Channel Partner Program with a right to use an insignia which identifies them as such, under conditions that properly protect the insignia.

1.       DEFINITIONS

         a. "Referenced Contract" means Agreement No. _______________ effective the day of _______________, 19__ between Hewlett-Packard Company ("HP") and the Participant named below, to which this Exhibit is a part.

         b. "Program" means the HP marketing program known as the "Channel Partner Program" to which HP has admitted Participant by written notice.

         c. "Authorized Products" means any products or services of Participant offered to customers pursuant to the Referenced Contract.

         d. "Insignia" means the insignia shown below:

         e. "HP Mark" means any HP trademark, trade name, logo or insignia, including the Insignia.

2. INSIGNIA OWNERSHIP

         Participant acknowledges that the Insignia is a trademark of HP and that it shall remain the sole property of HP. Participant's right to use the Insignia is only by virtue of this Exhibit and Participant shall acquire no rights to the Insignia through use. Participant agrees not to attack or challenge the validity of the Insignia as a trademark or challenge the validity of the Insignia as a trademark of HP or HP's ownership of or right to control the use of the Insignia. Participant agrees that any use it makes of the Insignia shall inure to the benefit of HP.

3. AUTHORIZATION

         Participant is authorized to use the Insignia subject to the following provisions (the "Authorization"). Participant is authorized to use the Insignia only in connection with the promotion and sale of Authorized Products. Participant will comply with all provisions in this Exhibit and the Referenced Contract as well as all rules, standards or guidelines promulgated from time to time by HP for the display and use of the Insignia. Participant will at all times use the Insignia in good taste and will refrain from using it in a manner that would bring the Insignia or HP into disrepute. Participant is not authorized to use, and shall not use, any other HP Mark on, or in connection with, the sale of Authorized Products. Participant is not authorized to, and shall not purport to, authorize its customers, or anyone else, to use any HP Mark, including the Insignia. Neither the Insignia, nor any other HP Mark shall be used by Participant in connection with the sale of any products other than Authorized Products. Any change in this authorization or any additional authorization with respect to any HP Mark, must be in writing signed by an authorized representative of HP. Participant will promptly report to HP any misuse or unauthorized use of the Insignia that comes to Participant's attention.

4. QUALITY STANDARD

         Participant agrees to maintain at least the same level of quality in the Authorized Products, any associated or related documentation, material, services and packaging as it maintained when the Participant qualified for the Program. Participant also agrees to comply with all standards set by HP from time to time for inclusion in the Program. Any time that, in HP's sole judgment and absolute discretion, the Authorized Product falls below this level of quality or Participant fails to comply with the standards required for inclusion in the Program, HP may immediately terminate the Authorization and take other appropriate measures as specified below. Participant understands that HP will from time to time evaluate the Authorized Product for compliance with the Standard of Quality, including surveying Participant's customers for the Authorized Product; and Participant agrees to cooperate with HP in such evaluations upon request.


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5. TERMINATION

         HP may terminate or suspend the foregoing Authorization (i) at will upon thirty (30) days prior written notice in the event HP suspends or changes the Program or (ii) immediately upon written notice to Participant if Participant fails to comply with any of the provisions of this Exhibit or any of the rules or standards promulgated by HP for the use of the Insignia. This Authorization shall automatically terminate upon the termination of the Referenced Contract. Upon any termination of the Authorization, Participant will immediately cease use of the Insignia and remove the Insignia from any and all Authorized Products and advertising materials still in Participant's possession or control on the date of termination, and Participant will replace any Authorized Products that bear the Insignia that are still in the hands of any distributors or other resellers with products that do not bear the Insignia. In the event of the termination of the Authorization given above, Participant agrees to the entry of injunction against it prohibiting the use of the Insignia, agrees not to contest the entry of such an injunction and agrees that money damages would not be an adequate remedy for unauthorized use of the Insignia.

6. APPROVALS

         Participant will, upon request by HP, submit to HP for its prior approval any and all proposed uses for the Insignia. Any failure by HP to object to a particular practice, use or omission by Participant shall not be construed as a waiver of HP's right to object to, or require changes in, such practice, use, or omission in the future, nor shall it be construed as an approval of such practice, use or omission.

7. REGISTRATIONS

         Participant will cooperate with HP in making or facilitating any governmental registrations or submission that are necessary to protect the Insignia and HP's ownership thereof, including, but not limited to, registration of Participant as a Registered User of the Insignia. Upon termination of this Exhibit, Participant will cooperate with HP in the revocation of any such registration.

8. LEGAL RELATIONSHIP

         Participant's relationship with HP will be that of an independent contractor. Neither party will have, nor represent that it has, any power, right or authority to bind the other party, or to assume or create any obligation or responsibility, express or implied on behalf of the other party. Nothing stated in this Exhibit shall be construed as creating a legal partnership between Participant and HP, or as creating the relationship of employer and employee, master and servant or principal and agent between the parties.

9. COMMUNICATIONS WITH THIRD PARTIES

         Participant understands that the term "partner" is often used to promote arms-length relationships between a hardware vendor and non-affiliated business entities such as VARs, OEMs and software suppliers. Participant shall not suggest that the use of the term "partner" as part of the Insignia implies any actual legal partnership between Participant and HP. Participant shall not hold itself out to third parties as being in a legal partnership with HP, sharing profits or losses with HP, or sharing management responsibility with HP.

10. To use the Insignia herein when promoting your relationship with Hewlett-Packard, you may order camera ready artwork and usage guidelines by calling the Hewlett-Packard LitLine at the following phone numbers:

                  HP LitLine Voice:         1-800-862-0633
                                            1-408-447-1000

                  HP LitLine FAX:           1-408-376-3203


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